Exhibit 99.1

CONSENT OF BANK ANALYSIS CENTER, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Central Financial Corporation as Appendix C to the Registration Statement/Prospectus dated the date hereof relating to the proposed merger of Central Financial Corporation with and into New Hampshire Trust Bancshares, Inc. and to the references to such opinion therein. This consent relates solely to the Registration Statement and not to any subsequent amendments thereto or any other document.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/S/ BANK ANALYSIS CENTER

Dated: July 1, 2013